Exhibit 10.10

SECTION 85 PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of the 28th day of October, 2015 (the “Effective Date”),

BETWEEN:

DR. SAZZAD HOSSAIN, an individual with an address at
# 108 - 8611 Ackroyd Road. Richmond. BC
V6X 3P4.

(the “Vendor”)

AND:

INMED PHARMACEUTICALS INC., a company incorporated under the laws of British Columbia, with offices at Suite 350, 409 Granville St, Vancouver, B.C.V6C 1T2]

(the “Purchaser”)

WHEREAS:

A.       The Vendor has a partial interest in the patents listed in Schedule 1 (the “Patents”);

B.       The Vendor has agreed to assign his rights, title and interest in the Patents to the Purchaser and in consideration therefor, the Purchaser has agreed to issue to the Vendor 1,000,000 common shares in the capital of the Purchaser (the “Issued Shares”) in payment and satisfaction of the purchase price for the Purchased Shares;

C.       It is the intention of the Vendor and the Purchaser that the purchase price for the assignment of the Vendor’s right, title and interest of Patents be equal to their fair market value on the Effective Date; and

D.       Pursuant to subsection 85(1) of the Income Tax Act (Canada) (the “Act”), the parties will elect that the right, title and interest in the Patents be transferred by the Vendor to the Purchaser at an elected amount determined by the Vendor, and in connection therewith, the parties will sign and file an election pursuant to subsection 85(1) of the Act.

NOW THEREFORE in consideration of the premises, mutual covenants and agreements contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by the parties), the parties covenant and agree as follows:

1.       PURCHASE

1.1       Purchase and Sale. Subject to the terms of and conditions contained in this Agreement, the Vendor hereby sells, transfers and assigns to the Purchaser, and the Purchaser hereby purchases from the Vendor, all of the Vendor’s right, title and interest in and to the Patents as of the Effective Date.

1.2       Purchase Price. The purchase price for the Patents (the “Purchase Price”) shall be an amount equal to the issued shares as of the Effective Date.

1.3       Payment of Purchase Price. The Purchaser will pay and satisfy the Purchase Price in full, in accordance with and subject to the terms and conditions set forth in this Agreement, by allotting, issuing and delivering the Issued Shares to the Vendor as full paid and non-assessable shares in the authorized share structure of the Purchaser.

2.       REPRESENTATIONS AND WARRANTIES

2.1       The Vendor. The Vendor hereby represents and warrants to the Purchaser, with the intention that the Purchaser will rely thereon in entering into this Agreement, that:

(a)	Ownership: The Vendor was the beneficial owner of his rights, title and interest in the Patents as of the date of transfer and such ownership was free and clear from all liens, charges, security agreements and other encumbrances;
(b)	Authority: The Vendor has due and sufficient right, authority and capacity to enter into this Agreement and to carry out the transactions contemplated in this Agreement in accordance with the terms of this Agreement;
(c)	No Violations: The performance by the Vendor of the Vendor’s covenants contained in this Agreement will not be in violation of any agreement to which the Vendor is a party and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever against the Vendor’s ownership interest in the Patents; and
(d)	Residency: The Vendor is not a non-resident of Canada within the meaning of the Act.

2.2       The Purchaser. The Purchaser represents and warrants to the Vendor, with the intention that the Vendor will rely thereon in entering into this Agreement, that:

(a)	Corporate Status: The Purchaser is a duly incorporated and validly existing company under the laws of the Province of British Columbia and is an existing company in good standing with the Registrar of Companies for British Columbia with respect to the filing of annual reports;
(b)	Authority: The Purchaser has sufficient right and authority to enter into this Agreement and to carry out the transactions contemplated in this Agreement in accordance with the terms of this Agreement;
(c)	Issued Shares: Upon issuance of the Issued Shares to the Vendor, the Issued Shares will be validly issued, fully paid, non-assessable and free and clear of any claims, pledges, charges, liens and encumbrances; and
(d)	No Conflicts: The performance by the Purchaser of the Purchaser’s covenants contained in this Agreement will not be in violation of any agreement to which the Purchaser is a party, will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by the Purchaser and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever against the Issued Shares.

2.3       Survival. All of the representations, warranties, covenants and agreements made by the Vendor and the Purchaser in this Agreement will survive the Effective Date and, notwithstanding the closing of the transactions provided for in this Agreement, will continue in full force and effect.

3.       CLOSING

3.1       Place of Closing. The closing of the transactions contemplated in this Agreement will take place at such time and place as may be agreed upon by the parties.

3.2       Vendor’s Deliveries. The Vendor will deliver or cause to be delivered to the Purchaser any documents, agreements or certificates as may be reasonably requested by the Purchaser to give effect to the terms of this Agreement.

3.3       Purchaser’s Deliveries. The Purchaser will deliver or cause to be delivered to the Vendor:

(a)	a duly executed share certificate registered in the name of the Vendor representing the Issued Shares; and
(b)	all other documents, agreements or certificates as may be reasonably requested by the Vendor to give effect to the terms of this Agreement.

4.       SECTION 85 ELECTION

The parties acknowledge and agree that the purchase and sale of the Purchased Shares contemplated by the Agreement is to be carried out in accordance with subsection 85(1) of the Act and is intended to be carried out in a tax deferred manner. The parties agree and hereby confirm that they will jointly elect pursuant to subsection 85(1) of the Act in the prescribed form and within the time referred to in subsection 85(6) of the Act, to transfer the Patents at an determined by the Vendor. The parties covenant and agree to execute and file such other documents and instruments as may be necessary or advisable to effect compliance with subsection 85(1) and such other provisions of the Act as may be applicable or appropriate.

5.       MISCELLANEOUS

5.1 Restrictions on Sales of Issued Shares. The parties agree that, upon issuance, 250,000 of the Issued Shares will be immediately free-trading and not subject to any restrictions on sale in the hands of the Vendor, other than restrictions imposed by applicable securities laws. With respect to the remaining 750,000 Issued Shares, the Vendor agrees that he will not, directly or indirectly, sell or otherwise dispose of any of such Issued Shares except in accordance with the following rules and schedule:

(a)	effective May 10, 2016, 250,000 of the remaining Issued Shares shall cease to be subject to any contractual restrictions on sale hereunder and the Vendor shall be free to sell such Issued Shares in his discretion, subject to compliance with all applicable securities laws and regulations;
(b)	beginning on May 10, 2017, a further 250,000 of the remaining Issued Shares (for an aggregate of 500,000 remaining Issued Shares) shall cease to be subject to any contractual restrictions on sale hereunder and the Vendor shall be free to sell such Issued Shares in his discretion, subject to compliance with all applicable securities laws and regulations; and

(c)	beginning on May 10, 2018, the final 250,000 of the remaining Issued Shares (for an aggregate of 750,000 remaining Issued Shares) shall cease to be subject to any contractual restrictions on sale hereunder and the Vendor shall be free to sell such Issued Shares in his discretion, subject to compliance with all applicable securities laws and regulations.

5.2       Further Assurances. The parties will execute all other documents and instruments and do all other things necessary to implement and carry out the terms of this Agreement.

5.3       Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia.

5.4       Notice. All notices, demands and payments required or permitted to be given under the terms of this Agreement will be in writing (in the case of notices and demands) and may be delivered personally or may be forwarded by first-class prepaid registered mail to the addresses set forth on page one of this Agreement, or at such other addresses as may from time to time be notified in writing by the parties to this Agreement. Any notice mailed by first-class prepaid registered mail will be deemed to have been given and received on the expiration of 72 hours after it is posted, provided that if there is between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by mail, then the notice will only be effective if actually delivered.

5.5       Entire Agreement. The provisions of this Agreement constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether verbal or written, between the parties with respect to the subject matter of this Agreement.

5.6       Severability. Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity will not affect the validity of the remainder of this Agreement, which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

5.7       Enurement. This Agreement will be binding upon and enure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

5.8       Time of the Essence. Time is of the essence of this Agreement.

5.9       Headings. The headings appearing in this Agreement have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions.

5.10       Recitals. The recitals to this Agreement are incorporated into this Agreement and form an integral part of this Agreement.

5.11       Interpretation. Words used in this agreement like “herein”, “hereof’, “hereunder” and other like words refer to this agreement as a whole and not just to the particular paragraph or clause in which those words appear.

5.12       Assignment. This Agreement and the rights, duties and obligations of any party under this Agreement will not be assigned by any party to this Agreement without the prior written consent of the other party to this Agreement and any attempt to assign the rights, duties or obligations under this Agreement without such prior written consent will be of no effect.

5.13       Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered (either originally, by facsimile, email (PDF) or otherwise) will be deemed to be an original, and all of which together will constitute one and the same document.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

Schedule 1

The following Patents families are the subject of the purchase agreement:

1.	1107-0002 - Compositions and methods for treating epidermolysis bullosa simplex on April 20, 2015;
2.	1107-0003 - Composition and methods for treating eye diseases on May 7, 2015; and
3.	1107-0004 - Metabolic Engineering of Cannabinoids on May 26, 2015.